UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Tilly’s, Inc.

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10 Whatney, Irvine, CA 92618

May 1, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 annual meeting of stockholders of Tilly’s, Inc., to be held on June 12, 2013 at 9:30 a.m., local time, at our headquarters located at 10 Whatney, Irvine, California 92618. The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. We urge you to read this information carefully.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Tilly’s stock you own, it is important that your shares be represented at the annual meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our Proxy Statement, our 2012 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access our proxy materials on the internet, how to cast your vote and how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided.

On behalf of the Board of Directors, I thank you for your participation.

Hezy Shaked
Executive Chairman of the Board and Chief Strategy Officer

10 Whatney, Irvine, CA 92618

NOTICE OF ANNUAL MEETING OF TILLY’S, INC. STOCKHOLDERS

TO BE HELD ON JUNE 12, 2013

TO OUR STOCKHOLDERS:

The 2013 annual meeting of stockholders of Tilly’s, Inc. will be held on Wednesday, June 12, 2013 at 9:30 a.m., local time, at our headquarters located at 10 Whatney, Irvine, California 92618. We will consider and act on the following items of business at the annual meeting:

1.	Election of six directors for a term of office expiring at the 2014 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election to our board of directors are Hezy Shaked, Doug Collier, Daniel Griesemer, Seth Johnson, Janet Kerr and Bernard Zeichner.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014; and

3.	Such other business as may properly come before the annual meeting.

The Proxy Statement accompanying this notice describes each of these items of business in more detail. Our board of directors recommends: a vote “FOR” each of the six nominees for director named in this Proxy Statement and a vote “FOR” the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending February 1, 2014.

If you were a holder of record of Tilly’s Class A common stock or Class B common stock at the close of business on April 22, 2013, you are entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors

Christopher M. Lal
Vice President, General Counsel and Secretary

Irvine, California

May 1, 2013

TILLY’S, INC.

10 Whatney, Irvine, CA 92618

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2013

TILLY’S, INC.

10 Whatney, Irvine, CA 92618

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2013

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Solicitation of Proxies is Made by the Tilly’s, Inc. Board of Directors

The board of directors of Tilly’s, Inc. (“Tilly’s,” the “Company,” “we,” “our” or “us”) is soliciting proxies to be used at the annual meeting of stockholders, to be held on Wednesday, June 12, 2013 at 9:30 a.m., local time, at our headquarters located at 10 Whatney, Irvine, California 92618, and at any continuation, adjournment or postponement thereof. References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement. As permitted by the Securities and Exchange Commission (“SEC”), Tilly’s is providing most stockholders with access to our proxy materials over the internet rather than in paper form. Accordingly, on or about May 1, 2013, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the internet to most of our stockholders. We will mail printed copies of the full set of proxy materials to the rest of our stockholders. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you follow the instructions contained on the Notice for requesting such materials. The Notice instructs you how to access and review all of the important information contained in our Proxy Statement and our 2012 Annual Report to Stockholders over the internet.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 12, 2013:

Our Proxy Statement and our 2012 Annual Report to Stockholders are Available at www.tillys.com/proxy. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement and our 2012 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our Class A common stock and holders of our Class B common stock as of the close of business on April 22, 2013, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 10,792,859 shares of our Class A common stock outstanding, each entitled to one vote, and there were 16,919,910 shares of our Class B common stock outstanding, each entitled to ten votes. There were approximately 14 stockholders of record as of the record date.

How You Can Vote

Any stockholder as of the record date may vote by attending the annual meeting and voting in person.

If you received a proxy card in the mail, you may vote by completing, signing and mailing a completed proxy card to the following address: Tilly’s, Inc. c/o Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10275-1138 using the postage-prepaid envelop provided to you.

If you received the Notice, you may follow the procedures outlined in the Notice to vote or you may request a paper proxy card to submit your vote by mail using the procedures described above.

If you hold your shares of common stock in street name you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our Proxy Statement and proxy card by following the instructions on the notice provided by your broker, bank or other nominee.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies.

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want your shares voted, the proxy holder designated by the Company will vote your shares according to the recommendation of our board, as follows:

•	“FOR” the election of all of the director nominees; and

•	“FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014 (which we refer to as “fiscal 2013”).

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment of the annual meeting. As of the date of this Proxy Statement, our board does not know of any other items of business that will be presented for consideration at the annual meeting other than those described in this Proxy Statement.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Even if you plan to attend the annual meeting, we encourage you to submit your proxy to vote your shares in advance of the annual meeting.

Stockholders who wish to attend the annual meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the annual meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

How You May Revoke or Change Your Vote

As a stockholder of record, you have the power to revoke your proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Secretary at or before the annual meeting;

•	presenting to our Secretary, at or before the annual meeting, a later dated proxy executed by the person who executed the prior proxy; or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California, 92618, or hand delivered to our Secretary at or before the voting at the annual meeting.

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Quorum and Required Vote

The inspector of elections appointed for the annual meeting will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the annual meeting, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the annual meeting must be present in person or represented by proxy. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists.

A broker holding shares of record for you is not entitled to vote on certain matters unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, result when shares are held by a broker who has not received instructions from the beneficial owner on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority.

Item No. 1: Election of Directors. Our Amended and Restated Bylaws provide for a plurality voting standard in the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for” or “withhold.” Cumulative voting is not permitted. Under the plurality voting standard, the six nominees receiving the highest number of affirmative votes will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a plurality of the votes cast.

Item No. 2: Ratification of Independent Registered Public Accounting Firm. The approval of Item No. 2, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013 requires the affirmative vote of a majority in voting power of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions on Item No. 2 will have the same effect as a vote against Item No. 2. The approval of Item No. 2 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.

Costs of Solicitation

The total cost of this solicitation, including preparing, printing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We do not expect to use a proxy solicitor to assist in the solicitation of proxies. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of our common stock.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our corporate headquarters offices located at 10 Whatney, Irvine, California 92618 for the ten days prior to the annual meeting, and also at the annual meeting.

Confidentiality

It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder will be kept confidential, except in the following circumstances:

•	to allow the inspector of elections appointed for the annual meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•

where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•

where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the inspector of elections appointed for the annual meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Item No. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of six members. The current term of office of each of our directors expires at the 2013 annual meeting of stockholders and each of the six directors is being nominated for a term expiring on the date of our 2014 annual meeting of stockholders and until their successors are duly elected and qualified. Our board appoints directors to fill vacancies on our board, as they occur, as well as vacancies resulting from newly created directorships, in each instance upon the recommendation of the Nominating and Corporate Governance Committee. A director appointed to fill a vacancy shall serve a term that expires at the next annual meeting of stockholders.

Upon the recommendation of the Nominating and Corporate Governance Committee, our board has nominated each of the following six persons to be elected to serve for a one-year term expiring at the annual meeting of stockholders in 2014. Each of the nominees for election currently serves as a director and has consented to serve for a new term if elected. Each nominated director was elected by our stockholders to his or her present term of office.

Nominee	Position with Us	Audit	Compensation	Nominating & Corporate Governance
Hezy Shaked	Co-Founder, Executive Chairman, Chief Strategy Officer and Director
Daniel Griesemer	President, Chief Executive Officer and Director
Doug Collier	Director	M	M	M
Seth Johnson	Director	C		M
Janet Kerr	Director		M	C
Bernard Zeichner	Director	M	C

“C” indicates Chair and “M” indicates Member of the respective committee.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SIX NAMED DIRECTOR NOMINEES.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our board, unless our board reduces the number of directors accordingly. As of the date of this Proxy Statement, our board is not aware of any nominee who is unable or will decline to serve as a director.

Information About Director Nominees

Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the record date as well as those held during the past five years. There are no family relationships between any director or executive officer.

Hezy Shaked, 58, co-founded the Tilly’s concept in 1982 and formed our company in 1984. He currently serves as our Executive Chairman of the Board of Directors and Chief Strategy Officer. He has served as Chairman of the Board of Directors since our inception and has served as our Chief Strategy Officer since

February 2011. From September 2008 to February 2011, Mr. Shaked served as our President and Chief Executive Officer. From September 2006 to September 2008, Mr. Shaked served as our Co-Chief Executive Officer. From our inception to September 2006, Mr. Shaked served as our President and Chief Executive Officer. As our Co-Founder and former President and Chief Executive Officer, Mr. Shaked has an in-depth knowledge and understanding of all facets of our business and has developed extensive professional relationships during his over 30 years of experience in the retail industry. Through his experience and knowledge of our operations and the industry in which we compete, Mr. Shaked is well-suited to serve as Executive Chairman of our Board of Directors.

Daniel Griesemer, 53, has served as our President and Chief Executive Officer since February 2011, and has served on our board of directors since April 2011. Mr. Griesemer previously served as President, Chief Executive Officer and Director at Coldwater Creek, Inc., a publicly traded national specialty retailer, from October 2007 through September 2009. Prior to that, Mr. Griesemer served as Coldwater Creek, Inc.’s President and Chief Operating Officer from March 2007 through October 2007, its Executive Vice President of Sales and Marketing from January 2005 through March 2007, its Executive Vice President of Retail from April 2004 through January 2005 and its Senior Vice President of Retail from October 2001 through April 2004. From 1989 through 2000, Mr. Griesemer held a number of progressively more responsible positions with Gap, Inc., and ultimately served as Divisional Merchandise Manager for Gap, Inc. From 1983 to 1989, Mr. Griesemer worked in a variety of positions at Macy’s, Inc. Mr. Griesemer holds a Bachelor of Science degree in Business Administration from the University of Dayton. Mr. Griesemer brings to the board of directors extensive experience and demonstrated leadership capabilities, including leadership of a public company in the retail industry. Serving as a director and our President and Chief Executive Officer will allow Mr. Griesemer to act as a bridge between management and the board of directors to help ensure that both groups act with a common purpose.

Doug Collier, 50, has served on our board of directors since September 2011. He previously served as the Executive Vice President, Chief Financial Officer and Secretary of Volcom, Inc., a designer, marketer and distributor of premium quality young men’s and young women’s clothing, footwear, accessories and related products. Mr. Collier served as Volcom’s Chief Financial Officer since 1994, which included leading its initial public offering in 2005, until Volcom’s acquisition by PPR S.A. in June 2011. From 1991 to 1994, Mr. Collier served as the Controller at Mary Tyler Moore Studios. He was a senior analyst tax specialist at KPMG LLP from 1987 to 1990. Mr. Collier is currently a member of the Board of Directors, Chairperson of the Audit Committee and a member of the Nominating and Governance Committee of Skullcandy, Inc., a publicly traded maker of audio branded merchandise. He is a certified public accountant (inactive). With over 20 years of financial and apparel experience, including significant executive experience, Mr. Collier will provide our board of directors with operational, financial and strategic planning insights.

Seth Johnson, 59, has served on our board of directors since April 2011 and as Chairperson of our Audit Committee since August 2011. Prior to that, Mr. Johnson served as a member of the advisory committee to our board of directors from July 2008 through 2011. From 2007 to 2009, Mr. Johnson was an instructor in business strategy at Chapman University’s Argyros School of Business and Economics. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California, Inc. From 1999 to 2004, Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch Co., a specialty retailer, and was its Chief Financial Officer from 1992 to 1998. During that time period, Mr. Johnson led Abercrombie & Fitch’s initial public offering and participated in business growth from sales of $85 million to over $2 billion. Mr. Johnson is currently a member of the board of directors and serves as the Lead Director of True Religion Apparel, Inc., a publicly traded company. With over 30 years of apparel retail experience, including significant executive experience, Mr. Johnson will provide our board of directors with operational, financial and strategic planning insights.

Janet E. Kerr, 58, has served on our board of directors and as Chairperson of our Nominating and Corporate Governance Committee since August 2011. Prior to that, Ms. Kerr served as a member of the advisory committee to our board of directors from July 2008 through 2011. She is the founder and currently a professor of law and the Executive Director of the Geoffrey H. Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law in Malibu, California. Ms. Kerr has served as a consultant to various companies regarding Sarbanes-Oxley Act compliance and corporate governance. She has founded several technology companies and is a well-known author in the areas of securities, corporate law and corporate governance, having published several articles and a book on the subjects. Ms. Kerr was a co-founder of X-Labs, a technology company co-founded with HRL Laboratories. Ms. Kerr is currently a member of the board of directors and Chairperson of the Nominating and Corporate Governance Committee of La-Z-Boy, Inc., a publicly traded furniture retailer and manufacturer. Additionally, she is a member of the board of directors of TCW Funds and TCW Strategic Income Fund, Inc., a New York Stock Exchange listed closed-end registered investment company. From 2004 to 2010, Ms. Kerr served as a member of the board of directors and Chairperson of the Nominating and Corporate Governance Committee for CKE Restaurants, Inc., a quick service restaurant company that was previously public and listed on the NYSE. Ms. Kerr is licensed to practice law in California and New York and occupies the Laure Sudreau-Rippe Endowed Chair at Pepperdine University School of Law. With over 30 years of corporate governance experience, Ms. Kerr contributes to our board significant expertise in the regulatory, governance and legal matters of public companies.

Bernard Zeichner, 69, has served on our board of directors since April 2011 and as Chairperson of our Compensation Committee since August 2011. Mr. Zeichner served as Chairman of the Board of Directors of Charlotte Russe Holdings, Inc., a specialty retailer, from 1996 until May 2008, and was its President from May 1996 to June 2001 and its Chief Executive Officer from September 1996 to July 2003. Prior to joining Charlotte Russe, Mr. Zeichner was President of the retail division of Guess from 1993 to 1995. Prior to that, Mr. Zeichner was employed by Contempo Casuals, serving as President from 1982 to 1993 and as Chief Executive Officer from 1989 to 1993. From 1977 to 1982, Mr. Zeichner was Executive Vice President of Joske’s of Texas, a department store chain. With over 30 years of apparel retail experience, including significant executive and board experience, Mr. Zeichner provides our board of directors with operational, financial and strategic planning insights.

Item No. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. Deloitte & Touche LLP has audited our financial statements since our fiscal year 2006 financial statements.

Although ratification by our stockholders is not a prerequisite to the Audit Committee’s ability to select Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee believes such ratification is advisable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for fiscal year 2013. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select Deloitte & Touche LLP notwithstanding the failure of our stockholders to ratify its selection. If the appointment of Deloitte & Touche LLP is ratified, the Audit Committee will continue to conduct an ongoing review of Deloitte & Touche LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Deloitte & Touche LLP at any time.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

AUDIT MATTERS

Independent Registered Public Accounting Firm’s Fees

Aggregate fees billed to us for the fiscal years 2012 and 2011 by our independent registered public accounting firm, Deloitte & Touche LLP, are as follows:

Type of Fees	2012	2011
Audit Fees(1)	$565,770	$1,041,946
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$565,770	$1,041,946

(1)	Represents the aggregate fees billed to us by Deloitte & Touche LLP for professional services rendered for the audit of our annual consolidated financial statements and for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter of fiscal 2012. Audit fees for fiscal 2011 included services for the audit of our annual financial statements and for our initial public offering.

Independent Registered Public Accounting Firm’s Independence and Attendance at the Annual Meeting

The Audit Committee has considered whether the provision of the above noted services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm’s independence and has determined that the provision of such services by Deloitte & Touche LLP has not adversely affected the independent registered public accounting firm’s independence.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so request, and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval

As part of its required duties, the Audit Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be presented to the full Audit Committee at a subsequent meeting. All services provided by our independent registered public accounting firm in 2012 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

CORPORATE GOVERNANCE

Composition of the Board of Directors of Tilly’s, Inc.

Our bylaws provide that our board of directors shall consist of at least one member, with the exact number of directors to be determined by resolution of our board of directors. Our board of directors currently consists of six members. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, with us, our senior management and our independent registered public accounting firm, our board of directors has determined that all but two of our directors, Messrs. Shaked and Griesemer, are independent directors under the applicable listing standards of the NYSE and the rules of the SEC. We expect that our independent directors will hold at least two executive sessions per year. Our board met six times during fiscal 2012. No director attended fewer than 75% of the aggregate of the total number of meetings held by our board and the total number of meetings held by all committees of our board on which such director served during fiscal 2012. The Company strongly encourages its directors to attend its annual meetings of stockholders.

Until the date all shares of our Class B common stock are converted to Class A common stock or otherwise cease to be outstanding, referred to as the Full Conversion Date, the members of our board of directors will be elected at annual meetings of the stockholders and hold office until the next annual meeting of the stockholders. Our Amended and Restated Certificate of Incorporation provides that on the Full Conversion Date, our board of directors will be divided into three classes to be comprised of the directors in office, with each class serving for a staggered three-year term. From the Full Conversion Date, Class I directors will serve an initial one-year term expiring at the first annual meeting of stockholders following the Full Conversion Date. Class II directors will serve an initial two-year term expiring at the second annual meeting of stockholders following the Full Conversion Date. Class III directors will serve an initial three-year term expiring at the third annual meeting of stockholders following the Full Conversion Date. Upon the expiration of the initial term of each class of directors, the directors in that class will be eligible to be elected for a new three-year term. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. Executive officers are appointed by and serve at the direction of our board of directors.

Committees of the Board of Directors

We currently have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The charters of our standing board committees are available on our website, at www.tillys.com, in the Investor Relations section. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.

Audit Committee

Our Audit Committee consists of Messrs. Johnson (Chairperson), Collier and Zeichner. Our board of directors has determined that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and NYSE rules. In addition, our board of directors has determined that Messrs. Collier and Johnson both qualify as an “audit committee financial expert” under the rules and regulations of the SEC and each are independent under applicable rules of the NYSE. Our independent auditors and our internal finance personnel regularly meet privately with, and have unrestricted access to, our Audit Committee. The Audit Committee met twelve times during fiscal 2012.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary duties of our Audit Committee are to, among other things:

•	evaluate our independent registered accounting firm’s qualifications, independence and performance;

•	determine the engagement and compensation of our independent registered accounting firm;

•	approve the retention of our independent registered accounting firm to perform any proposed, permissible non-audit services;

•	monitor the rotation of partners and managers of the independent registered accounting firm on our engagement team as required;

•	review our consolidated financial statements;

•	review our critical accounting policies and estimates;

•	meet periodically with our management and internal audit team to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•

establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	review on an ongoing basis and approve related party transactions, as defined in SEC and NYSE rules;

•	prepare the reports required by the rules of the SEC to be included in our annual proxy statement; and

•	discuss with our management and our independent registered accounting firm the results of our annual audit and the review of our quarterly consolidated financial statements.

Compensation Committee

Our Compensation Committee consists of Messrs. Zeichner (Chairperson) and Collier, and Ms. Kerr. Our board of directors has determined that each of these directors qualifies as a non-employee director and an outside director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 162(m) of the Code, respectively. The Compensation Committee met four times during fiscal 2012. The primary duties of the Compensation Committee are to, among other things:

•	establish overall employee compensation policies and recommend to our board of directors major compensation programs;

•	review and approve the compensation of our corporate officers and directors, including salary and bonus awards;

•	administer our various employee benefit, cash and equity incentive programs;

•	review and approve any officer employment agreement and severance arrangement; and

•	prepare an annual report on executive compensation for inclusion in our proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Ms. Kerr (Chairperson), and Messrs. Collier and Johnson. The Nominating and Corporate Governance Committee met five times during fiscal 2012. The primary duties of the Nominating and Corporate Governance Committee are to, among other things:

•	establish standards for service on our board of directors and nominating guidelines and principles;

•	identify individuals qualified to become members of our board of directors and recommend director candidates for election to our board of directors;

•	consider and make recommendations to our board of directors regarding its size and composition, committee composition and structure and procedures affecting directors;

•	establish policies regarding the consideration of any director candidates recommended by our stockholders, and the procedures to be followed by the stockholders in submitting such recommendations;

•	evaluate and review the performance of existing directors;

•	review executive officer and director indemnification and insurance matters;

•	evaluate and review the company’s enterprise risk management policy and risk exposure; and

•

monitor our corporate governance principles and practices and make recommendations to our board of directors regarding governance matters, including our Amended and Restated Certificate of Incorporation, Bylaws and charters of our committees.

While the Nominating and Corporate Governance Committee does not have any specific, minimum qualifications for board nominees, in considering possible candidates for election as a director, the committee strives to compose a board with a collection of complementary skills and which, as a group, will possess the appropriate skills and experience to effectively oversee the Company’s business. In evaluating a potential candidate for our board of directors, our Nominating and Corporate Governance Committee takes into account a number of factors, including: personal and professional integrity; ethics and values; experience in corporate management, such as current or past service as an officer of a publicly held company; and a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company; experience in the Company’s industry; experience as a board member of another publicly held company; academic expertise in an area of the Company’s operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. Although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of our board of directors, and recommend the slate of directors to be nominated for election at the next annual meeting of stockholders. The Nominating and Corporate Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

If our board of directors determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of our board of directors or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The committee also considers recommendations for nominees that are timely submitted by stockholders if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in our bylaws. In addition to satisfying the timing, ownership and other requirements specified in our bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Risk Oversight

Our board of directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company, through its internal auditor, has established an enterprise risk framework for identifying, aggregating, quantifying and evaluating risk across the enterprise. The review of risk management is a periodic agenda item for the Nominating and Corporate Governance Committee.

Our other board committees also consider and address risk as they perform their committee responsibilities. For example, our Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers to avoid incentives that would promote excessive risk-taking that reasonably would have a material adverse effect on the Company (see “Compensation Risk Management”), and the Nominating and Corporate Governance Committee oversees risks associated with operations of the board and its governance structure. In addition, at each regular Audit Committee meeting the Company’s General Counsel reports on significant litigation, regulatory, public policy and other legal risks that may affect the Company. Our entire board monitors risks through regular reports from each of the committee chairs and members of management, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above is an effective approach for evaluating and addressing the risks facing the Company and that our board leadership structure supports this approach because it allows our independent directors, through the independent board committees, to exercise effective oversight of the actions of management.

Communication with the Board of Directors

Our annual meeting of stockholders provides an opportunity for stockholders to ask questions of, or otherwise communicate directly with, members of the board of directors on appropriate matters. In addition, stockholders may communicate in writing with our Executive Chairman or to our non-employee directors by sending such written communication to our Secretary at Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California 92618. Copies of written communications received at such address will be provided to the board of directors or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the board of directors include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. The Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests.

Code of Ethics and Business Conduct

We have adopted a code of ethics and business conduct, which applies to all of our employees, executive officers and directors. Our code of ethics and business conduct is available on our website, at www.tillys.com, in the Investor Relations section. We will disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees or an executive officer or employee of our subsidiary. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving on our board of directors or our Compensation Committee.

Director Compensation

Our non-employee directors receive the following annual retainers for their service on the board of directors:

Annual Retainer to be Paid
Service on board of directors	$40,000
Chairperson of standing committee:
Audit Committee	$15,000
Compensation Committee	$12,000
Nominating and Corporate Governance Committee	$12,000
Members of standing committee:
Audit Committee	$8,000
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$5,000

Annual service for retainer purposes relates to the approximate 12-month period between annual meetings of our stockholders and all retainers are paid in quarterly installments. A prorated annual retainer will be paid to any person who becomes a member of our board of directors, a committee chair or a member of any committee on a date other than the date of the annual meeting of our stockholders. Additionally, we will reimburse directors for reasonable expenses incurred in connection with their duties.

In addition, each non-employee director will receive an annual restricted stock award grant under our 2012 Equity and Incentive Award Plan having a fair value at the time of grant equal to $80,000, which will vest in two equal installments on each of the succeeding two anniversaries of the grant date. We anticipate annual grants will be made at each annual stockholders’ meeting.

The following table summarizes the cash compensation earned by our non-employee directors for fiscal year 2012:

Non-employee Director	Fees Earned in Fiscal 2012
Doug Collier	$58,000
Seth Johnson	$68,000
Janet Kerr	$62,000
Bernard Zeichner	$65,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of the record date, April 22, 2013, regarding the beneficial ownership of our Class A and Class B common stock by (i) each director and director nominee, (ii) our named executive officers for the fiscal year ended February 2, 2013, (iii) all of our current directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock. The percentages of each class of securities shown below are based on 10,792,859 shares of Class A common stock and 16,919,910 shares of Class B common stock outstanding as of April 22, 2013. Each share of our Class A common stock is entitled to one vote per share and each share of our Class B common stock is entitled to ten votes per share. Unless otherwise noted, (a) subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares and (b) the address of each of the individuals named below is: c/o Tilly’s, Inc., 10 Whatney, Irvine, California, 92618.

	Shares of Class A Common Stock (1)	Rights to Acquire Class A Common Stock (2)	Class A Percentage	Shares of Class B Common Stock	Class B Percentage	Percentage of Outstanding Vote
Non-Employee Directors and Nominees
Doug Collier	7,161	—	*	—	—	*
Seth Johnson	10,161	7,500	*	—	—	*
Janet Kerr	5,919	7,500	*	—	—	*
Bernard Zeichner	15,161	—	*	—	—	*

Named Executive Officers
Hezy Shaked(3)	850,000	—	7.9%	13,239,910	78.3%	74.0%
Daniel Griesemer	—	225,000	2.0%	—	—	*
Bill Langsdorf	5,000	235,000	2.2%	—	—	*
Debbie Anker-Morris	—	130,000	1.2%	—	—	*
Craig DeMerit	—	77,500	*	—	—	*
All current directors and executive officers as a group (9 persons consisting of those named above)	893,402	682,500	13.7%	13,239,910	78.3%	74.2%
> 5% Stockholders

Class B common stock
Hezy Shaked Trust(3)	—	—	—	8,700,000	51.4%	48.3%
Tilly Levine Trust(4)	—	—	—	4,539,910	26.8%	25.2%
HS Annuity Trust(5)	—	—	—	1,840,000	10.9%	10.2%
TL Annuity Trust(5)	—	—	—	1,840,000	10.9%	10.2%

Class A common stock
FMR LLC(6)	1,170,056	—	10.8%	—	—	*
Paradigm Capital Management(7)	1,003,232	—	9.3%	—	—	*
Frontier Capital Management(8)	875,177	—	8.1%	—	—	*

*	Beneficially owns less than 1% of the applicable class of our outstanding common stock.
(1)	Includes 5,161 unvested shares of restricted Class A common stock beneficially owned by each of Doug Collier, Seth Johnson, Janet Kerr and Bernard Zeichner. One-half of these shares vest on May 4, 2013 and the remainder on May 4, 2014.
(2)	Represents shares of Class A common stock the person or group has a right to acquire upon exercise of stock options that are vested as of April 22, 2013 or within sixty (60) days thereafter.
(3)	Shares of Class A common stock represent 850,000 shares of Class A common stock held by Reid Investments, LLC, of which Mr. Shaked is the sole manager with sole voting and dispositive power over the securities held thereby. Shares of Class B common stock represent (a) 8,700,000 shares of Class B common stock held by The Hezy Shaked Living Trust established May 18, 1999, under which Mr. Shaked is the trustee and beneficiary with sole voting and dispositive power and (b) 4,539,910 shares of Class B common stock held by The Tilly Levine Separate Property Trust established March 31, 2004, under which Ms. Levine is the trustee and beneficiary (the “Levine Shares”), which are described in note 4 below.
(4)	Represents the Levine Shares. Pursuant to a voting trust agreement under which Mr. Shaked serves as trustee, Ms. Levine previously granted Mr. Shaked the right to vote the Levine Shares and thus Mr. Shaked may be deemed to beneficially own the Levine Shares. Ms. Levine retains dispositive power over and full economic interest in the Levine Shares.
(5)	Amy Shaked and Netta Shroer-Shaked are co-trustees of the HS Annuity Trust established August 6, 2010 and the TL Annuity Trust established August 6, 2010, and have shared voting and dispositive power over the shares of Class B common stock held thereby.
(6)	Based on a Schedule 13G filed with the SEC on March 11, 2013, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 383,800 shares of our Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The reported address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 383,800 shares owned by Fidelity’s funds. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 786,256 shares of our Class A common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 786,256 shares and sole power to vote or to direct the voting of 786,256 shares of Class A common stock owned by the institutional accounts managed by PGATC as reported above.
(7)	Based on a Schedule 13G filed with the SEC on January 9, 2013, Paradigm Capital Management, Inc. has sole voting and dispositive power over 1,003,232 shares of our Class A common stock. The address of Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.
(8)	Based on a Schedule 13G filed with the SEC on February 14, 2013, Frontier Capital Management Co., LLC has sole voting power over 510,150 shares and sole dispositive power over 875,177 shares of our Class A common stock. The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, Massachusetts 02110.

Equity Compensation Plan Information

The following table summarizes information about our Class A common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of February 2, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,133,625	$12.83	(1)	2,167,434	(2)
Equity compensation plans not approved by security holders	—	—		—

Total	2,133,625	$12.83		2,167,434

(1)	Represents the weighted-average exercise price of outstanding options.
(2)	Represents the number of securities remaining available for issuance under the Tilly’s, Inc. 2012 Equity and Incentive Award Plan. The Tilly’s, Inc. 2012 Equity and Incentive Award Plan superseded the 2007 Stock Option Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended February 2, 2013, all executive officers, directors and greater than ten percent beneficial owners complied with the reporting requirements of Section 16(a).

EXECUTIVE OFFICERS

The following table sets forth certain information about the executive officers as of April 22, 2013.

Name	Age	Position
Hezy Shaked	58	Co-Founder, Chief Strategy Officer and Executive Chairman of the Board of Directors
Daniel Griesemer	53	President, Chief Executive Officer and Director
Bill Langsdorf	56	Senior Vice President and Chief Financial Officer
Debbie Anker-Morris	54	Vice President and General Merchandising Manager
Craig DeMerit	43	Vice President, Chief Information Officer and Chief Operating Officer

Hezy Shaked co-founded the Tilly’s concept in 1982 and formed our company in 1984. He currently serves as Executive Chairman of the Board and Chief Strategy Officer. Mr. Shaked has served as Chairman of the Board of Directors since our inception and has served as our Chief Strategy Officer since February 2011. From September 2008 to February 2011, Mr. Shaked served as our President and Chief Executive Officer. From September 2006 to September 2008, Mr. Shaked served as our Co-Chief Executive Officer. From our inception to September 2006, Mr. Shaked served as our President and Chief Executive Officer. As our Co-Founder and former President and Chief Executive Officer, Mr. Shaked has an in-depth knowledge and understanding of all facets of our business and has developed extensive professional relationships during his 30 years of experience in the retail industry.

Daniel Griesemer has served as our President and Chief Executive Officer since February 2011, and has served on our board of directors since April 2011. Mr. Griesemer previously served as President, Chief Executive Officer and Director at Coldwater Creek, Inc., a publicly traded national specialty retailer, from October 2007 through September 2009. Prior to that, Mr. Griesemer served as Coldwater Creek, Inc.’s President and Chief Operating Officer from March 2007 through October 2007, its Executive Vice President of Sales and Marketing from January 2005 through March 2007, its Executive Vice President of Retail from April 2004 through January 2005 and its Senior Vice President of Retail from October 2001 through April 2004. From 1989 through 2000, Mr. Griesemer held a number of progressively more responsible positions with Gap, Inc., and ultimately served as Divisional Merchandise Manager for Gap, Inc. From 1983 to 1989, Mr. Griesemer worked in a variety of positions at Macy’s, Inc. Mr. Griesemer holds a Bachelor of Science degree in Business Administration from the University of Dayton.

Bill Langsdorf has served as our Senior Vice President and Chief Financial Officer since February 2007. From 2004 to February 2007, Mr. Langsdorf served as the Senior Vice President and Chief Financial Officer of Anchor Blue Retail Group, Inc., or Anchor Blue, a specialty retailer. From 2002 to 2004 Mr. Langsdorf served as the Senior Vice President and Chief Financial Officer of The Wet Seal, Inc., or The Wet Seal, a specialty retailer. From 1986 to 2002, Mr. Langsdorf served in various management positions at House2Home, Inc. (formerly Home Base, Inc.), with the last management position held of Executive Vice President and Chief Financial Officer. Prior to joining Home Base in 1986, Mr. Langsdorf was a Manager in the consulting practice of Ernst & Young LLP (formerly Arthur Young & Co.). Mr. Langsdorf holds a Bachelor of Arts in Business Administration from California State University, Fullerton and a Masters of Management from the Kellogg Graduate School of Management at Northwestern University. Mr. Langsdorf is a Certified Public Accountant (inactive).

Debbie Anker-Morris has served as our Vice President and General Merchandising Manager since May 2004. Prior to that, she held various senior management positions with Anchor Blue (1998-2004), Petrie Stores (1992-1997) and Charming Shoppes (1988-1991). Ms. Anker-Morris graduated from the Fashion Institute of Technology with a degree in Fashion Buying and Merchandising and has over 30 years of experience in the retail industry.

Craig DeMerit has served as our Vice President of Information Systems since April 2004, our Chief Information Officer since 2008, and our Chief Information Officer and Chief Operating Officer since February 2011. From 1998 to 2004, Mr. DeMerit held various senior executive positions for Guess?, Inc., or Guess, an apparel company, the most recent of which was Vice President and Chief Information Officer. Prior to 1998, Mr. DeMerit was employed by Ticketmaster where he managed corporate technology. Mr. DeMerit has over 20 years of experience in the management of information systems, including 15 years of retail experience encompassing supply chain, technology and e-commerce.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the material elements of the compensation programs and policies in place for our named executive officers, or NEOs, during fiscal year 2012. For fiscal year 2012, we had five NEOs, as follows:

•	Hezy Shaked, our Co-Founder, Executive Chairman of the Board of Directors and Chief Strategy Officer;

•	Daniel Griesemer, our President and Chief Executive Officer;

•	Bill Langsdorf, our Senior Vice President and Chief Financial Officer;

•	Debbie Anker-Morris, our Vice President and General Merchandising Manager; and

•	Craig DeMerit, our Vice President, Chief Information Officer and Chief Operating Officer.

Specifically, this section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. Each of the key elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to collectively serve the principles and objectives of our executive compensation and benefits program.

Role of our Compensation Committee and President and Chief Executive Officer in Compensation Decisions

Our Compensation Committee reviews and approves the future compensation of our NEOs and oversees and administers our executive compensation programs and policies. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. Accordingly, the compensation paid to our NEOs for fiscal year 2012 is not necessarily indicative of how we will compensate our NEOs going forward.

The Compensation Committee annually reviews and meets outside the presence of all of our executive officers, including our NEOs, to consider appropriate compensation for our President and Chief Executive Officer. Our President and Chief Executive Officer review annually each of the other NEO’s performance with the Compensation Committee and recommends appropriate compensation levels, which the Compensation Committee takes into account as one factor in its determinations regarding executive compensation. In addition, Mr. Shaked, given his tenure with the company and his role in shaping compensation historically, continues to have a purely advisory role in discussions with the Compensation Committee with respect to NEO compensation. In the context of such annual reviews and further periodic reviews as deemed necessary, in addition to a review of other factors discussed below, the Compensation Committee assesses the proper mix of base salary, cash incentive awards and grants of long-term equity incentive awards, levels of compensation and appropriate individual and corporate performance metrics in furtherance of the objectives and principles described below.

Our Compensation Committee may consider additional factors in determining executive compensation, including, comparing our executives’ compensation against executive compensation at a peer group of comparable companies. In furtherance of this objective, we previously engaged J. Richard & Co., an independent executive compensation and consulting firm, to advise management in its efforts to construct, from publicly available data, a peer group of companies to be used for compensation purposes in preparation for our initial public offering in May 2012, and to provide market compensation data on such peer group companies, supplemented by survey data, as appropriate, and general market trends and developments. Management used the information provided by J. Richard & Co. and other resources and tools to develop compensation recommendations presented to our Compensation Committee for fiscal 2012. The Compensation Committee believes that there was no conflict of interest between J. Richard & Co. and the Compensation Committee during the 2012 fiscal year.

Compensation Philosophy and Objectives

Our Compensation Committee strives to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers. Our philosophy is that executive compensation should be competitive in the marketplace in which we compete for executive talent, and structured to emphasize incentive-based compensation as determined by the achievement of both company and individual performance objectives. The retail industry is extremely competitive and in order to continue to succeed we believe we need a highly talented and seasoned team of sales, marketing, buying, financial and other business professionals. We recognize that our ability to attract and retain these professionals, as well as to grow our organization, largely depends on how we compensate and reward our employees.

The goals of our executive compensation program are to:

•	attract and retain talented and experienced executives in our industry;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align compensation incentives with our business and financial objectives and the long-term interests of our stockholders;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our company; and

•	ensure that our total compensation is fair, reasonable and competitive.

Elements of 2012 Compensation

During fiscal year 2012, our NEOs’ total direct compensation, which was determined by our Compensation Committee, included both fixed components (base salary, other executive benefits and perquisites) and variable components (annual incentive cash bonuses and stock option grants). The following describes each component of compensation, the rationale for that component and how the compensation amounts were determined.

Base Salary

Base salaries historically have been the most heavily weighted component of compensation for our executive officers as a percentage of total compensation, and this remained true in fiscal year 2012. Base salary levels are designed to be competitive in order to induce talented executives to join our company. In addition, base salaries support our retention objective by providing our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.

The base salary established for each of our NEOs is intended to reflect each individual’s professional responsibilities, the skills and experience required for the job, their individual performance, the performance of our business, labor market conditions and competitive market salary levels.

Base salary levels for our NEOs in fiscal year 2012 were determined by our Compensation Committee as part of its annual review process, and were set as follows:

•

Mr. Shaked: $400,000, which was approximately 37.5% lower than the base salary he received in fiscal year 2011 as a result of the completion of Mr. Shaked’s executive management transition to our Chief Executive Officer Daniel Griesemer, and focusing his efforts as Chief Strategy Officer as part of our becoming a publicly traded company;

•	Mr. Griesemer: $700,000, which was the base salary he received in fiscal 2011;

•	Mr. Langsdorf: $375,000, which was approximately 5% higher than the base salary he received in fiscal 2011;

•	Ms. Anker-Morris: $325,000, which was approximately 10.2% higher than the base salary she received in fiscal year 2011; and

•	Mr. DeMerit: $280,000, which was approximately 3.7% higher than the base salary he received in fiscal year 2011.

The base salary increases for Ms. Anker-Morris, and Messrs. Langsdorf and DeMerit were, in part, designed to reward these executives for their management activities during the 2011 fiscal year and to maintain their level of income with respect to cost of living increases.

Annual Incentive Cash Bonus

In March 2012, our Compensation Committee approved an incentive cash bonus plan for certain employees, including our NEOs. For fiscal 2012, the committee approved performance measures of operating income and comparable store sales increase, as described below. The committee selected these performance measures because it believes that achieving the target operating income and the target comparable store sales increase would generate significant stockholder returns. Consistent with his offer letter, our chief executive officer’s bonus was determined based on achievement of operating income. No payouts were made until audited financial results were received, reviewed and approved by the Audit Committee after our fiscal year end.

For each of the performance measures of operating income and comparable store sales increase, the Compensation Committee established minimum performance, target performance and maximum target thresholds for the NEOs. The minimum performance threshold related to a minimum acceptable level of financial performance. Each succeeding threshold was designed to reward the NEOs based upon the improved financial performance of the business. The target threshold was the company’s goal. The maximum threshold would pay out a higher percentage of base salary, which was designed as a stretch challenge. The Compensation Committee believed these goals would not be easily achieved. The following table shows the performance thresholds for each measure for fiscal 2012:

	Performance Threshold
	Minimum	Target	Maximum
Comparable store sales growth	5.3%	8.2%	12.5%
Operating income, excluding stock-based compensation expense (in millions)	$37.9	$44.6	$53.5

The following table represents the percentage of the respective NEO’s base salary that will be earned upon achievement of the performance thresholds. The incentive cash bonus amount increases in a linear manner between the minimum threshold and the target threshold and between the target threshold and the maximum threshold.

	Executive Chairman/CSO and CEO/President	SVP/CFO	VP/GMM	VP/ CIO/COO
Minimum threshold	0%	0%	0%	0%
Target threshold	100%	50%	40%	40%
Maximum threshold	200%	100%	80%	80%

The Compensation Committee weighted operating income 75% and comparable store sales increase 25% in the structure of the cash incentive bonus, except for our Chief Executive Officer as described above. Therefore, for each performance threshold achieved, the calculation of the incentive cash bonus earned is as follows:

Base Salary ($) x Threshold Percentage x Weighted Percentage

	Incentive Cash Bonus Compensation Target	Incentive Cash Bonus Compensation Actually Paid
Hezy Shaked, Executive Chairman of the Board and Chief Strategy Officer	$460,000	$158,679
Daniel Griesemer, President and Chief Executive Officer	$700,000	$321,957
Bill Langsdorf, Senior Vice President and Chief Financial Officer	$187,500	$64,679
Debbie Anker-Morris, Vice President and General Merchandising Manager	$130,000	$44,844
Craig DeMerit, Vice President, Chief Information Officer and Chief Operating Officer	$112,000	$38,635

Long-Term Equity-Based Compensation

We believe that long-term equity-based compensation is an important component of our executive compensation program. In addition, providing a portion of our NEOs’ total compensation package in long-term equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success.

In April 2012, our board of directors adopted the Tilly’s 2012 Equity and Incentive Award Plan, or the 2012 Plan.

Upon completion of our initial public offering in May 2012, we made grants of stock options covering an aggregate of 650,500 shares of our common stock, including the following grants of stock options to certain of our NEOs. The exercise price of these stock options is equal to the initial offering price of $15.50 per share of our common stock, and the options vest in equal annual installments over four years from the date of grant.

Executive	IPO Stock Option Grant
Daniel Griesemer	100,000
Bill Langsdorf	100,000
Debbie Anker-Morris	100,000
Craig DeMerit	50,000

These stock option grants were awarded to reflect the increased expectations in our NEOs once we became a public company, and to further align their interests with those of our stockholders.

Other Executive Benefits and Perquisites

In fiscal 2012, we provided Mr. Shaked with tax preparation services, and Mr. Griesemer received a car allowance and reimbursement of his relocation expenses. We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	holidays and sick days; and

•	a 401(k) plan with matching contributions.

The vacation benefit for executive officers is determined on an individual basis. We believe these benefits are generally consistent with those offered by other companies in our industry.

Retirement Savings

We have established a 401(k) retirement savings plan for our employees, including the NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2012, the prescribed annual limit was $17,000. In addition, the company matches a portion of pre-tax contributions on behalf of eligible employees, up to 6% of the individual’s contribution. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incents our employees, including our NEOs, in accordance with our compensation policies.

Employment Agreements and Severance Benefits

The employment of our NEOs historically has been at will, and we did not have any employment agreements or other severance arrangements with our NEOs for fiscal year 2012, other than the offer letter agreement with Mr. Griesemer as discussed below. Mr. Langsdorf and Ms. Anker-Morris are parties to a Stock Option Grant Agreement in connection with stock option grants under our 2007 Plan that provides for certain severance benefits in the form of accelerated vesting of outstanding stock options, as described in further detail under the heading “—Potential Payments Upon Termination or Change in Control”.

Offer Letter With Daniel Griesemer

In January 2011, we entered into an offer letter with Mr. Griesemer related to our hiring of him as our President and Chief Executive Officer effective February 21, 2011, which includes certain provisions related to his compensation including severance benefits and change-in-control provisions. The compensation amounts and other terms of Mr. Griesemer’s offer letter were highly individualized and resulted from arm’s length negotiations and consideration of numerous factors as well as input from an independent third-party compensation consultant. Under the offer letter, Mr. Griesemer’s annual base salary was set at $700,000. Pursuant to the offer letter, Mr. Griesemer was granted stock options covering an aggregate of 400,000 shares of Class A common stock, as more fully discussed above under “—Elements of 2012 Compensation—Long-Term Equity-Based Compensation”. The offer letter also provides for participation in our existing employee benefit programs, plus an annual automobile allowance of $18,000, a temporary housing allowance and the reimbursement of certain of his and his family’s reasonable travel and moving expenses to relocate to the Orange County, California area during 2011. The offer letter also provides that Mr. Griesemer will be eligible to receive an annual incentive bonus, with a target of 100% of base salary and a maximum of 200% of base salary, based on performance metrics set by the Compensation Committee such as, but not limited to, budgeted operating income, pre-tax income or net income. Pursuant to the offer letter, Mr. Griesemer may not solicit any of our employees during the term of his employment and for one year following his date of termination.

In addition, under the terms of his offer letter, Mr. Griesemer is entitled to the following severance and change-in-control benefits:

Severance if his employment is terminated by us without “Cause” or by him for “Good Reason”, equal to:

•	accrued but unpaid base salary, including accrued but unused vacation time;

•	12 months of his base salary in effect at termination;

•

his annual incentive bonus for the most recently completed fiscal year, or if that year’s bonus has already been paid, then the current year’s annual incentive bonus based on the company’s performance, pro-rated for the number of days employed during the year of termination;

•	one-year acceleration of vesting of any outstanding unvested stock option or other equity awards;

•	to the extent permitted, continuation of employee benefits for the earlier of 12 months following termination or until re-employed, or at the option of the company, one lump sum payment; and

•	90 days to exercise any unexercised and exercisable stock options, but in no event later than the expiration date of the stock options.

Severance, if his employment is terminated because of death or disability, equal to:

•	accrued but unpaid base salary, including accrued but unused vacation time;

•	12 months of his base salary in effect at termination;

•

his annual incentive bonus for the most recently completed fiscal year, or if that year’s bonus has already been paid, then the current year’s annual incentive bonus based on the company’s performance, pro-rated for the number of days employed during the year of termination; and

•	to the extent permitted, continuation of employee benefits for 12 months following termination, to the extent permitted, or at the option of the company, one lump sum payment.

Severance, if his employment is terminated by us without “Cause” or by him for “Good Reason” upon a “Change in Control”, equal to:

•	accrued but unpaid base salary, including accrued but unused vacation time;

•	18 months of his base salary in effect at termination;

•

one and a half times his annual incentive bonus for the most recently completed fiscal year, or if that year’s bonus has already been paid, then one and a half times the annual incentive bonus for the current year at the target rate;

•	full acceleration of vesting of any stock option or other equity grants; and

•	to the extent permitted, continuation of employee benefits for the earlier of 12 months following termination or until re-employed, or at the option of the company, one lump sum payment.

For purposes of the offer letter, “Cause” is defined as having:

•	been determined by a court of law to have committed any felony;

•

been convicted, or entered a plea of no contest, for violation of any criminal statute constituting a felony, provided that our board of directors reasonably determines that the continuation of his employment after such event would have an adverse impact on the operation or reputation of the company or its affiliates;

•	engaged in an act of fraud, theft, embezzlement, or misappropriation against the company;

•

committed one or more acts of gross negligence or willful misconduct, either within or outside the scope of his employment that has the effect of materially impairing the goodwill or business of the company or causing material damage to its property, goodwill or business, or would, if known, subject the company to public ridicule;

•

failed to materially perform the duties commonly associated with the position of President and Chief Executive Officer (continuing without cure for 10 days after receipt of written notice by him from our board of directors of the need to cure);

•	allowed the company’s performance to be materially weaker than its competitors and the retail industry generally (as determined by our board of directors);

•	materially breached the company’s Code of Ethics and Business Conduct or other written company policies;

•	breached the terms of his employment agreement, after we have provided him notice and given him a reasonable opportunity to cure; or

•	failed to use reasonable efforts to relocate himself and his family to the Orange County, California area by September 15, 2011.

For purposes of the offer letter, “Good Reason” is defined as:

•	a material diminution in his duties, responsibilities or authority as President and Chief Executive Officer of the company; or

•	the company failed to pay him material compensation or benefits that are required to be provided under his employment agreement.

For purposes of the offer letter, “Change in Control” is defined as an event or series of related events where a person or group of persons acting in concert acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the company or the corporation or corporations to which the assets of the company were transferred, as the case may be.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, disallows a tax deduction to any publicly held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other named executive officers, other than its chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code.

At such time as Section 162(m) of the Code applies to us, we expect that, where reasonably practicable, the Compensation Committee may seek to qualify the compensation paid to our NEOs for the “performance-based compensation” exemption under Section 162(m) of the Code. As such, in approving the amount and form of compensation for our NEOs in the future, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code. The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemption from the deductibility limit in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Furthermore, we do not expect Section 162(m) of the Code to apply to awards under our 2012 Plan until the earliest to occur of our annual stockholders’ meeting in 2016, a material modification of the 2012 Incentive Award Plan or exhaustion of the share supply under the 2012 Plan.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs in the future, our Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the fiscal years ended February 2, 2013, January 28, 2012 and January 29, 2011 earned by, awarded to or paid to our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Stock Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Hezy Shaked	2012	471,385	—	—	—	158,679	17,775	647,839
Executive Chairman of the Board and Chief Strategy Officer(6)	2011 2010	640,000 640,000	— —	— —	— —	867,137 —	145,282 25,141	1,652,419 665,141

Daniel Griesemer	2012	713,462	—	—	910,370	321,957	47,396	1,993,185
President and Chief Executive Officer	2011	659,615	—	—	3,407,240	1,025,374	57,676	5,149,905

Bill Langsdorf	2012	382,212	50,000	—	910,370	64,679	7,500	1,414,761
Senior Vice President and Chief Financial Officer	2011 2010	357,000 357,000	— 300,000	—	— 153,600	241,850 —	7,350 4,900	606,200 815,500

Debbie Anker-Morris	2012	331,250	—	—	910,370	44,844	7,500	1,293,964
Vice President and General Merchandising Manager	2011 2010	295,000 284,500	— 15,000	— —	— 96,000	159,878 —	7,350 5,307	462,228 400,400

Craig DeMerit	2012	285,385	—	—	455,185	38,635	5,628	786,705
Vice President, Chief Operating Officer and Chief Information Officer(7)	2011 2010	270,000 260,000	— 100,000	— —	— 289,125	146,329 —	5,307 4,900	421,636 654,025

(1)	Salary amounts for 2012 reflect a 53-week fiscal year.
(2)	Amounts represent discretionary bonus payments subjectively determined by Mr. Shaked based on factors such as individual and company performance related to the 2010 fiscal year, but paid in 2011. For 2012, the Compensation Committee awarded Mr. Langsdorf a bonus in recognition of his work related to our initial public offering.
(3)

Amounts represent grant-date fair value determined in accordance with FASB ASC Topic 718. Amounts for 2010 represent full grant-date fair value and repricing-date incremental fair value of stock option awards granted or repriced during fiscal year 2010. During 2011, Mr. Griesemer was granted 400,000 stock options with a fair value of $8.52 per share. During 2010, Mr. DeMerit was granted 50,000 stock options with a fair value of $5.04 per share. During 2010 the Company also repriced 160,000 stock options held by Mr. Langsdorf, 100,000 stock options held by Ms. Anker-Morris and 80,000 stock options held by Mr. DeMerit. The incremental fair value of the stock options repriced for Mr. Langsdorf and Ms. Anker-Morris was $0.96 per share. The incremental fair values of the stock options repriced for Mr. DeMerit were $0.96 per share for 30,000 stock options granted prior to 2010 and $0.16 per share for 50,000 stock options granted earlier in 2010.
(4)	Amounts represent cash-based incentives earned for the fiscal year and paid in the following year.
(5)	With respect to Mr. Shaked, other compensation in 2012 included $10,275 for tax preparation services and $7,500 for the company’s 401(k) match. In 2011, the amount for Mr. Shaked included $117,875 for the receipt of a company vehicle, $18,175 for tax preparation services, $7,350 for the company’s 401(k) match, and $1,882 for automobile related expenses. In 2010, Mr. Shaked received $12,481 for automobile related expenses, $7,760 for tax preparation services and $4,900 for the company’s 401(k) match. With respect to Mr. Griesemer, other compensation in 2012 included $21,550 for taxes associated with relocation, travel and lodging related payments, $18,346 for his automobile allowance and $7,500 for the company’s 401(k) match. In 2011, Mr. Griesemer received $33,711 for relocation, travel and lodging related expenses, $16,615 for his automobile allowance and $7,350 for the company’s 401(k) match Remaining amounts represent the company’s 401(k) employee match contributions paid with respect to Mr. Langsdorf, Ms. Anker-Morris and Mr. DeMerit.
(6)	Mr. Shaked served as our President and Chief Executive Officer until he was succeeded in such role upon our hiring of Mr. Griesemer effective February 21, 2011. Mr. Shaked was appointed as Chief Strategy Officer effective on February 21, 2011, and he continues to serve as Executive Chairman of our board of directors.
(7)	Mr. DeMerit serves as our Vice President and Chief Information Officer and on February 21, 2011, he was also appointed our Chief Operating Officer.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards during fiscal year 2012 to our NEOs, as applicable.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Option Awards($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Hezy Shaked		—	460,000	920,000	—		—		—
Daniel Griesemer	5/4/2012	— —	700,000 —	1,400,000 —	— 100,000	$	— 15.50	$	— 910,370
Bill Langsdorf	5/4/2012	— —	187,500 —	375,000 —	— 100,000	$	— 15.50	$	— 910,370
Debbie Anker-Morris	5/4/2012	— —	130,000 —	260,000 —	— 100,000	$	— 15.50	$	— 910,370
Craig DeMerit	5/4/2012	— —	112,000 —	224,000 —	— 50,000	$	— 15.50	$	— 455,185

(1)	Non-equity incentive plan awards consist of annual bonuses payable under our 2012 incentive cash bonus plan. Please see “—Elements of 2012 Compensation—Annual Incentive Cash Bonus” above.
(2)	Represents stock option grants made to our NEOs in fiscal 2012 under our 2012 Plan.
(3)	Represents the full grant-date fair value of stock options, calculated in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 12 to our audited financial statements included in our annual report on Form 10-K for fiscal year 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by our NEOs as of February 2, 2013.

	Stock Option Awards(1)
Name	Number of Securities Underlying Unexercised Stock Options Exercisable	Number of Securities Underlying Unexercised Stock Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Daniel Griesemer	—	100,000	—	$15.50		5/4/2022
	100,000	300,000	—	$16.26		3/31/2021

Bill Langsdorf	—	100,000	—	$15.50		5/4/2022
	37,500	12,500	—	$6.45		4/20/2019
	160,000	—	—	$8.98	(2)	8/27/2017

Debbie Anker-Morris	—	100,000	—	$15.50		5/4/2022
	3,750	1,250	—	$6.45		4/20/2019
	100,000	—	—	$8.98	(2)	8/27/2017

Craig DeMerit	—	50,000	—	$15.50		5/4/2022
	25,000	25,000	—	$8.98	(3)	4/13/2020
	7,500	2,500	—	$6.45		4/20/2019
	30,000	—	—	$8.98	(2)	8/27/2017

(1)	These stock option awards vest over the course of four years with shares vesting in equal annual installments, subject to continued employment with us. The table below shows on a grant-by-grant basis the vesting schedules relating to the option awards that are represented in the above table in the aggregate.

Option Awards Vesting Schedule
Name	Grant Date	Vesting Schedule
Daniel Griesemer	5/4/2012	25,000 shares vest on 5/4/2013
25,000 shares vest on 5/4/2014
25,000 shares vest on 5/4/2015
25,000 shares vest on 5/4/2016
	3/31/2011	100,000 shares vested on 2/21/2012
100,000 shares vest on 2/21/2013
100,000 shares vest on 2/21/2014
100,000 shares vest on 2/21/2015

Bill Langsdorf	5/4/2012	25,000 shares vest on 5/4/2013
25,000 shares vest on 5/4/2014
25,000 shares vest on 5/4/2015
25,000 shares vest on 5/4/2016
	4/20/2009	12,500 shares vested on 4/20/2010
12,500 shares vested on 4/20/2011
12,500 shares vested on 4/20/2012
12,500 shares vest on 4/20/2013
	8/27/2007	40,000 shares vested on 8/1/2008
40,000 shares vested on 8/1/2009
40,000 shares vested on 8/1/2010
40,000 shares vested on 8/1/2011

Debbie Anker-Morris	5/4/2012	25,000 shares vest on 5/4/2013
25,000 shares vest on 5/4/2014
25,000 shares vest on 5/4/2015
25,000 shares vest on 5/4/2016
	4/20/2009	1,250 shares vested on 4/20/2010
1,250 shares vested on 4/20/2011
1,250 shares vested on 4/20/2012
1,250 shares vest on 4/20/2013
	8/27/2007	25,000 shares vested on 8/1/2008
25,000 shares vested on 8/1/2009
25,000 shares vested on 8/1/2010
25,000 shares vested on 8/1/2011

Craig DeMerit	5/4/2012	12,500 shares vest on 5/4/2013
12,500 shares vest on 5/4/2014
12,500 shares vest on 5/4/2015
12,500 shares vest on 5/4/2016
	4/13/2010	12,500 shares vested on 4/13/2011
12,500 shares vested on 4/13/2012
12,500 shares vest on 4/13/2013
12,500 shares vest on 4/13/2014
	4/20/2009	2,500 shares vested on 4/20/2010
2,500 shares vested on 4/20/2011
2,500 shares vested on 4/20/2012
2,500 shares vest on 4/20/2013
	8/27/2007	7,500 shares vested on 8/1/2008
7,500 shares vested on 8/1/2009
7,500 shares vested on 8/1/2010
7,500 shares vested on 8/1/2011

(2)	The exercise price of these stock options was repriced from $12.73 to $8.98 during fiscal year 2010.
(3)	The exercise price of these stock options was repriced from $9.64 to $8.98 during fiscal year 2010.

Options Exercised and Stock Vested

None of the stock options granted by the company were exercised by our NEOs during fiscal year 2012 or at any time prior to such fiscal year.

Pension Benefits

Our NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us during fiscal year 2012. Our board of directors or Compensation Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Nonqualified Deferred Compensation

Our NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us during fiscal year 2012. Our board of directors or Compensation Committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to certain of our NEOs in four scenarios: (1) upon termination by us without cause or the executive’s resignation for good reason apart from a change in control; (2) upon termination by us following the executive’s permanent disability or as a result of the executive’s death; (3) upon termination by us without cause or the executive’s resignation for good reason upon a change in control; or (4) in the event of a change in control without a termination of employment. The amounts shown assume that such change in control and/or termination was effective as of February 1, 2013, the last business day of fiscal year 2012, and are only estimates of the amounts that would be paid to such executives. The actual amounts to be paid can be determined only at the time of such change in control or termination of employment.

Name	Benefit	Without Cause or for Good Reason		Death or Disability		Without Cause or for Good Reason Upon a Change in Control		Change in Control
Daniel Griesemer	Severance Payment	$1,021,957	(1)	$1,021,957	(1)	$1,532,935	(2)	$—
	Accelerated Equity Award Vesting(3)	—		—		—		—
	Continued Benefits(4)	15,606		15,606		15,606		—

Total Value:		$1,037,563		$1,037,563		$1,548,541		$—

Bill Langsdorf	Accelerated Equity Award Vesting(5)	$—		$—		$—		$50,625

Total Value:		$—		$—		$—		$50,625

Debbie Anker-Morris	Accelerated Equity Award Vesting(6)	$—		$—		$—		$5,063

Total Value:		$—		$—		$—		$5,063

(1)	The severance payment represents an amount equal to the sum of (a) Mr. Griesemer’s then-current annual base salary for 12 months, paid as salary continuation during such period, and (b) Mr. Griesemer’s incentive cash bonus for fiscal year 2012, prorated for the number of days he was employed during the fiscal year and paid in a lump sum.
(2)

The severance payment represents an amount equal to the sum of (a) Mr. Griesemer’s then-current annual base salary for 18 months, paid as salary continuation during such period, and (b) Mr. Griesemer’s incentive cash bonus for fiscal year 2012 multiplied by 1 1/2, paid in a lump sum.

(3)	Represents the value of those stock options that would immediately vest as a result of Mr. Griesemer’s termination. The value attributable to stock options that would vest in such event is the difference between (a) $16.26, the exercise price of 100,000 of the options, and $15.50, the exercise price of 25,000 of the options, and (b) $14.55, the closing price of our common stock the last trading day of fiscal 2012. As the closing price of our common stock on the last trading day of fiscal 2012 was below the exercise prices, no value is shown. In the event of a termination of employment not in connection with a change in control, Mr. Griesemer is entitled to accelerated vesting of 125,000 unvested stock options that otherwise would have vested during the one year following such termination. In the event of a termination of employment in connection with a change in control, Mr. Griesemer is entitled to fully accelerated vesting of 400,000 unvested stock options.
(4)	This figure represents the amount due for Mr. Griesemer’s health and other insurance benefits for twelve months following his termination of employment.

(5)	Represents the value of 6,250 stock options held by Mr. Langsdorf that would vest immediately as a result of a change in control. Mr. Langsdorf’s stock option agreement provides that the right to exercise 50% of the unvested portion of the options granted thereunder will accelerate automatically and vest in full effective as of immediately prior to the consummation of a change in control. The value attributable to such stock options that would vest is the difference between $6.45, the exercise price of the options, and $14.55, the closing price of our common stock on the last trading date of fiscal 2012.
(6)	Represents the value of 625 stock options held by Ms. Anker-Morris that would vest immediately as a result of a change in control. Ms. Anker-Morris stock option agreement provides that the right to exercise 50% of the unvested portion of the options granted thereunder will accelerate automatically and vest in full effective as of immediately prior to the consummation of a change in control. The value attributable to such stock options that would vest is the difference between $6.45, the exercise price of the options, and $14.55, the closing price of our common stock on the last trading day of fiscal 2012.

Compensation Risk Management

In March 2013, management assessed our compensation design, policies and practices to determine whether any risks arising from our compensation design, policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed and agreed with management’s conclusion that our compensation policies and practices do not create such risks. In doing so, the Compensation Committee considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	appropriate pay philosophy, peer group and other market comparability data, and market positioning to align with and support business objectives;

•

effective balance in the design of our compensation programs, including: (i) cash and equity pay mix, (ii) short-and longer-term performance focus, (iii) corporate, business unit, and individual performance focus and measurement; and (iv) financial and non-financial performance measurement together with top management and board discretion to manage pay appropriately; and

•	stock grant guidelines, stock ownership guidelines, an incentive plan clawback policy, and independent Compensation Committee oversight of our compensation policies and practices.

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our 2012 Annual Report on Form 10-K and in this Proxy Statement for the 2013 annual meeting of stockholders.

COMPENSATION COMMITTEE,

Bernard Zeichner, Chairperson
Doug Collier
Janet Kerr

AUDIT COMMITTEE REPORT

Our Audit Committee issued the following report for inclusion in this Proxy Statement in connection with the 2013 annual meeting of stockholders.

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended February 2, 2013 with management of Tilly’s and with Tilly’s independent registered public accounting firm, Deloitte & Touche LLP.

2.	The Audit Committee has discussed with Deloitte & Touche LLP those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

3.	The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with Deloitte & Touche LLP its independence from Tilly’s and its management.

4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our board of directors that the audited consolidated financial statements for the year ended February 2, 2013 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT COMMITTEE,

Seth Johnson, Chairperson
Doug Collier
Bernard Zeichner

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The board of directors has adopted a written Related Party Transaction Policy and Procedures (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company’s voting securities, (c) any immediate family member of any of the foregoing persons sharing the same household as such person, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

The following persons and entities that participated in the transactions described in this section were related persons at the time of the transaction:

Hezy Shaked, Tilly Levine, Shaked Holdings, LLC and Amnet Holdings, LLC. Mr. Shaked is our Co-Founder, Executive Chairman of the Board of Directors, one of our executive officers and a holder of more than 5% of our common stock. Ms. Levine is our Co-Founder and a holder of more than 5% of our common stock. Mr. Shaked, through the Hezy Shaked Living Trust established May 18, 1999, or the Hezy Shaked Trust, owns 63% of Shaked Holdings. Ms. Levine, through the Tilly Levine Separate Property Trust established March 31, 2004, or the Tilly Levine Trust, owns 37% of Shaked Holdings. Mr. Shaked, through the Hezy Shaked Trust, is the sole member and owner of Amnet Holdings, LLC, or Amnet Holdings.

Amy Shaked, Netta Schroer-Shaked, GRAT Trust #1 and GRAT Trust #2. Amy Shaked and Netta Schroer-Shaked are the daughters of Mr. Shaked and Ms. Levine. Ms. Shaked and Ms. Schroer-Shaked are also co-trustees of each of the HS Annuity Trust Established August 6, 2010, or the GRAT Trust #1, and the TL Annuity Trust Established August 6, 2010, or the GRAT Trust #2. Each of the GRAT Trust #1 and the GRAT Trust #2 hold more than 5% of our common stock.

Certain Leases

The Company leases warehouse space (15 Chrysler, Irvine, California) from Amnet Holdings. The lease expires on October 31, 2014 and provides for base monthly payments of $16,118, which increase every twelve months at $0.03 per square foot per month. The Company incurred rent expense of $0.2 million in fiscal year 2012 related to this lease. As of February 2, 2013, the Company’s monthly lease payment was $16,461. The Company subleases part of the building to an unrelated third party. The sublease began on December 1, 2010 and terminates on May 31, 2014. The sublease provides for base monthly payments of $11,223, which increases annually at a rate of $0.03 per square foot. As of February 2, 2013, the Company’s monthly income was $12,244 related to this sublease.

The Company leases office and warehouse space (11 Whatney, Irvine, California) from Amnet Holdings. The lease expires on June 30, 2022 and provides for base monthly payments of $27,037, which adjust annually based upon the Los Angeles/Anaheim/Riverside Urban Consumer Price Index, not to exceed 7%, but a minimum of 3%, in any one annual increase. As of February 2, 2013, the Company’s monthly lease payment was $27,037. The Company occupied the building on June 29, 2012 and incurred rent expense of $0.2 million in fiscal year 2012 related to the lease.

The Company leases a building (17 Pasteur, Irvine, California) from Amnet Holdings. The lease expires on October 31, 2021 and provides for base monthly payments of $51,942, which payments increase to $68,174 after the building is expanded by the landlord. The Company intends to use this property as its e-commerce distribution center. The lease payments adjust annually based upon the Los Angeles/Anaheim/Riverside Urban Consumer Price Index, not to exceed 7%, but a minimum of 3%, in any one annual increase. As of February 2, 2013, the landlord returned the expanded building to the Company and monthly lease payments of $71,747 (including rent abated during the period the Company did not occupy the building to allow for landlord’s building expansion work). The Company incurred rent expense of $0.6 million in fiscal year 2012 related to this lease.

The Company leases its corporate headquarters and distribution center (10 and 12 Whatney, Irvine, California) from Shaked Holdings. On June 29, 2012, the Company exercised the first of its three five-year renewal options on this lease, with the renewal commencing on January 1, 2013. The lease now expires on December 31, 2017. The land component of this lease is accounted for as an operating lease and the building component is accounted for as a capital lease. The monthly payments under the operating portion of the lease were $154,777 as of February 2, 2013. The initial obligation at inception under the capital lease was $9.2 million, with an outstanding balance of $4.0 million as of February 2, 2013. The gross amount of the building under capital lease was $7.8 million as of February 2, 2013. The Company incurred rent expense of $0.9 million in fiscal year 2012 related to the operating (land component) of this lease.

Tax Indemnification Agreements

The Company entered into certain tax indemnification agreements with each of the Hezy Shaked Living Trust, the Tilly Levine Separate Property Trust, the GRAT Trust #1 and the GRAT Trust #2. Pursuant to such tax indemnification agreements, the Company agreed to indemnify, defend and hold harmless each such shareholder on an after-tax basis against additional income taxes, plus interest and penalties resulting from adjustments made, as a result of a final determination made by a competent tax authority, to the taxable income our subsidiary, World of Jeans & Tops, Inc., reported as an “S” Corporation. Such agreement provides that the Company defends and holds harmless such shareholders against any losses, costs or expenses, including reasonable attorneys’ fees, arising out of a claim for such tax liability.

Certain Employees

We employ Tilly Levine as our Vice President of Vendor Relations. In fiscal year 2012, Ms. Levine received base compensation of $224,231, a cash bonus of $18,972 and other compensation in the amount of $16,425, which included $8,925 for tax preparation services and $7,500 for 401(k) matching contributions. Ms. Levine also participated in our health and wellness program available to all other eligible employees.

We employ Amy Shaked as our Fashion Coordinator in the Merchandising Department. In fiscal year 2012, Ms. Shaked received base compensation of $95,158, a cash bonus of $4,780 and other compensation in the amount of $4,115 for 401(k) matching contributions. Ms. Shaked also participated in our health and wellness program available to all other eligible employees.

During fiscal 2012, we employed Netta Schroer-Shaked as an e-Commerce Assistant. In fiscal year 2012, Ms. Schroer-Shaked received base compensation of $42,400, a cash bonus of $718 and other compensation in the amount of $444 for 401(k) matching contributions. Ms. Schroer-Shaked also participated in our health and wellness program available to all other eligible employees.

ANNUAL REPORT

Our 2012 Annual Report to Stockholders, which includes our 2012 Annual Report on Form 10-K, accompanies the proxy materials being provided to all stockholders. Those documents are not a part of the proxy solicitation materials. We will provide, without charge, additional copies of our 2012 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER BUSINESS

Stockholder Proposals for Inclusion in 2014 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2014 Proxy Statement, a stockholder’s proposal must be received by us no sooner than January 1, 2014 and no later than February 2, 2014, and must otherwise comply with Rule 14a-8 under the Exchange Act.

Stockholder Proposals for 2014 Annual Meeting

Our Amended and Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in our Proxy Statement. Our Bylaws expand upon and supplement the advance notice provisions in our Amended and Restated Certificate of Incorporation. Pursuant to our Amended and Restated Certificate of Incorporation and Bylaws, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before our 2014 annual meeting of stockholders, in addition to any other applicable requirements, timely notice of the matter must be first given to our Secretary. To be timely, written notice must be received by our Secretary no later than March 14, 2014 (90 days before the one-year anniversary of our 2013 annual meeting) and no earlier than February 12, 2014 (120 days prior to the one-year anniversary of the 2013 annual meeting); provided, however, that if the date of the 2014 annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received by our Secretary not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. In addition, any notice to our Secretary must include as to each matter that the stockholder proposes to bring before the meeting such information required by our Bylaws.

While our board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2014 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors

Our Amended and Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is timely given in proper form to our Secretary, at Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California 92618. To be timely for our 2014 annual meeting of stockholders, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above no later than March 14, 2014 (90 days before the one-year anniversary of our 2013 annual meeting) and no earlier than February 12, 2014 (120 days prior to the one-year anniversary of the 2013 annual meeting); provided, however, that if the date of the 2014 annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received by our Secretary not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made.

A stockholder’s notice to our Secretary concerning the nomination of persons for election as directors must set forth the information required by our Amended and Restated Certificate of Incorporation and Bylaws.

In the alternative, stockholders can at any time recommend for consideration by our Nominating and Corporate Governance Committee qualified candidates for our board that meet the qualifications described in this Proxy Statement under the heading “Corporate Governance – Nominating and Corporate Governance Committee” by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Nominating and Corporate Governance Committee, c/o Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California 92618. Submissions satisfying the required qualifications will be forwarded to the chairperson of the Nominating and Corporate Governance Committee or such other member of the Nominating and Corporate Governance Committee delegated to review and consider candidates for director nominees.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is also permissible under the General Corporation Law of the State of Delaware and potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials or proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or bank. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or bank.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous of future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Audit Committee Report and the Report of the Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Christopher M. Lal
Vice President, General Counsel and Secretary

Irvine, California

May 1, 2013

PROXY	Please mark your votes like this	☒

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1.	Election of the following directors for a term expiring at the 2014 annual meeting of stockholders		FOR all Nominees except at marked	WITHHOLD all
	NOMINEES:		☐	☐
	(01) Hezy Shaked	(04) Seth Johnson
	(02) Doug Collier	(05) Janet Kerr
	(03) Daniel Griesemer	(06) Bernard Zeichner

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS, AND FOR ITEM 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                                                                                   Signature                                                                                   Date                     , 2013.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TILLY’S, INC.

Daniel Griesemer and William Langsdorf, or either of them acting in the absence of the other, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for all shares of common stock of Tilly’s, Inc. held of record by the undersigned at the close of business on April 22, 2013 at the 2013 Annual Meeting of Stockholders to be held at Tilly’s, Inc. corporate headquarters, located at 10 Whatney, Irvine, California 92618 at 9:30 a.m., Pacific Daylight Time, on Wednesday, June 12, 2013, and at any postponements or adjournments thereof, in connection therewith to vote all of the shares of common stock which the undersigned would be entitled to vote as directed on the reverse side, with discretionary authority as to any and all other business that may properly come before the meeting.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held June 12, 2013

The notice of annual meeting, proxy statement, form proxy card and our 2012 Annual Report to Stockholders are available at

http://www.tillys.com/proxy